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                          TIB FINANCIAL CORP ANNOUNCES
                           FIRST QUARTER 2003 EARNINGS


         KEY LARGO, FLA. (APRIL 28, 2003) -- TIB Financial Corp., (Nasdaq: TIBB) holding company for TIB Bank of the Keys, today reported net income for the first quarter of 2003 of $1,189,269 or $0.29 basic earnings per share, versus net income of $1,190,918 or $0.30 basic earnings per share for the first quarter of 2002. On a diluted basis, earnings per share was $0.28 for the quarter compared to $0.29 for the same period in 2002.

         Net income for the first quarter of 2003 decreased $1,649 over the respective prior year period. During this time, net interest income increased approximately $871,000 driven primarily by loan growth from $441.7 million on December 31, 2002 to $458.4 million at month end March 31, 2003. Further, the Company's net interest margin increased from 4.45% for the three months ended March 31, 2002 to 4.56% for the comparable period in 2003. Non-interest sources of income were up $373,000 from the prior year level and other expenses increased by $1,044,000 over the prior year.

         As of March 31, 2003, TIB Financial Corp. had total assets of $621.5 million and total deposits of $546.0 million. This represents a 9.6% increase in assets and a 13.1% increase in deposits from December 31, 2002. At December 31, 2002, total assets were $567.0 million and total deposits were $482.7 million.

                    "Strong balance sheet growth continued in both our core market of the Florida Keys and South Dade as well as our new markets of Naples and Bonita Springs in Southwest Florida. As anticipated, the dilutive nature of facility and personnel costs associated with expansion is felt on a short-term basis. Our progress and results in the Southwest Florida market, however, continue to exceed our internal projections. Dollars invested in expansion today position TIB to serve the large and fast growing markets of Southwest Florida," said Edward V. Lett, President and CEO of TIB Financial Corp.




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         TIB Bank of the Keys is a wholly owned subsidiary of TIB Financial
Corp., and is the largest bank headquartered in Monroe County. TIB Bank has been in operation for 29 years and currently operates nine offices in the Florida Keys, two offices in South Miami-Dade County, and three offices in Naples and Bonita Springs, the newest markets. In addition to its retail and commercial product lines, TIB Bank also provides investment services and government guaranteed lending, as well as merchant bankcard services. A subsidiary of TIB Financial Corp., Keys Insurance Agency, offers a full line of commercial and personal insurance products.

         Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company's website at tibbank.com. For further information, contact Edward V. Lett, President and CEO at (305) 451-4660.

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS NEWS RELEASE CONTAINS COMMENTS OR INFORMATION THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.



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TIB Financial Corp. and Subsidiaries
Consolidated Statements of Income
Unaudited

(in thousands, except per share data)

                                                      For the Quarter Ended
                                                            March 31,
                                                      -----------------------
                                                         2003        2002
                                                      ---------   -----------

Interest income                                         $8,290      $7,541
Interest expense                                         2,457       2,579
                                                        ------      ------
Net interest income                                      5,833       4,962

Provision for loan losses                                  330         135

Other income:
     Service charges on deposit accounts                   573         533
     Investment securities gains, net                        5          74
     Merchant bank card processing income                1,378       1,333
     Commissions on sales by Keys Insurance Agency         436         400
     Gain on sale of government guaranteed loans            87          --
     Fees on mortgage loans sold                           602         359
     Retail investment services                             87          90
     Other income                                          346         352
                                                        ------      ------
Total other income                                       3,514       3,141
                                                        ------      ------

Other expense:
     Salaries & employee benefits                        3,454       2,744
     Net occupancy expense                               1,082         963
     Other expense                                       2,639       2,424
                                                        ------      ------
Total other expense                                      7,175       6,131
                                                        ------      ------

Income before income tax expense                         1,842       1,837

Income tax expense                                         653         646

                                                        ------      ------
Net income                                              $1,189      $1,191
                                                        ------      ------

Basic earnings per share                                $ 0.29      $ 0.30
Diluted earnings per share                                0.28        0.29


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